Exhibit 12

May 6, 2024

Charles S. Leykum

Individually and on behalf of CSL

Dear Charlie:

This letter agreement (“Lock-Up Agreement”) is made effective as of May 6, 2024 in order to memorialize the binding terms of the understanding between Ranger Energy Services, Inc. (“Ranger” or the “Company”), on one hand, and CSL Capital Management, L.P., for itself and on behalf of any of its subsidiaries or affiliated entities (including CSL Energy Opportunities Fund II, L.P. and CSL Energy Holdings II, LLC), and you (collectively “CSL”), on the other hand, relating to any CSL transactions in Ranger securities. Specifically, for the mutual benefit of the parties, the consideration recited herein, and for other good and valuable consideration the sufficiency of which is hereby acknowledged, CSL has agreed it will not, without the Ranger Board of Director’s prior written consent, enter into any Prohibited Transactions involving or otherwise relating to Ranger securities for a period ending at 5:00 p.m. eastern on December 31, 2024 (the “Lock-Up Period”). For purposes of this Lock-Up Agreement, “Prohibited Transactions” include: (1) offering, pledging, encumbering, hypothecating, selling, granting of an option, or contracting to sell, lend or otherwise attempt to or transfer or dispose of, directly or indirectly, any shares of common stock of Ranger (the “Common Stock”) or any securities convertible into or exercisable or exchangeable for shares of Common Stock, whether now owned or hereafter acquired by CSL (directly or indirectly, whether by CSL or a person acting on behalf of CSL or at its direction) (collectively, the “CSL Shares”); (2) entering into any put, call, hedge, short sale or swap or other arrangement that could or does transfer to another or give another rights with respect to, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction to be settled by delivery of Common Stock or such other securities, in cash or otherwise (including for purposes of (1) or (2) above, any other act or transaction that would transfer the beneficial ownership of Ranger securities, within the meaning of applicable securities laws, from CSL to any other person); or (3) publicly disclosing the intention to do any of the foregoing.

Notwithstanding the foregoing, the undersigned may:

(1)	convert any outstanding preferred stock of Ranger into shares of Common Stock, provided that such shares of Common Stock shall remain subject to the terms of this Lock-Up Agreement;

(2)

effectuate a distribution of all or part of the CSL Shares to one or more of its equity owners, which may in turn distribute such CSL Shares to the limited partners or beneficial owners of such equity owners;

(3)	transfer CSL Shares:

(i)	as a bona fide gift or gifts, or for bona fide estate planning purposes;

(ii)	by will or intestacy;

(iii)

to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, or if the undersigned is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust (for purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin);

(iv)

to a partnership, limited liability company or other entity of which the undersigned and the immediate family of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(v)	to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv) above,

(vi)	pursuant to a final and binding court order, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or court approved separation agreement;

(vii)	transfers (other than by way of a sale) to any investment fund or other entity controlled or managed by the undersigned; and

(viii)

pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board of Directors of the Company and made to all holders of the Company’s capital stock involving a Change of Control (as defined below) of the Company (for purposes hereof, “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of Common Stock if, after such transfer, such person or group of affiliated persons would hold at least a majority of the outstanding voting securities of the Company (or the surviving entity)); provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the undersigned’s CSL Shares shall remain subject to the provisions of this Lock-Up Agreement;

(4)

transfer or otherwise distribute CSL Shares as may be required in the undersigned’s exercise of his, her or its fiduciary duties to act in the best interests of CSL or its underlying investors on written advice of outside counsel (affirmed in advance of any transfer or distribution to the Company);

provided that in the case of any transfer or distribution pursuant to clauses (2) or (3)(i) through (3)(vii) above, such transfer shall not involve a disposition for value and each donee, devisee, transferee or distributee sign and deliver a lock-up agreement to Ranger substantially in the form of this Lock-Up Agreement for a period not to exceed the Lock-Up Period.

This Lock-Up Agreement shall be automatically and concurrently terminated and be of no further force or effect upon the occurrence of any of the following:

(1)

Ranger’s breach or violation of its obligations pursuant to the Registration Rights Agreement, dated as of August 16, 2017, by and among the Company and CSL, among others (subject to notice of such breach or violation by CSL to Ranger, which notice shall provide a 30-day cure period), it being acknowledged by CSL that there is currently no such breach or violation; or

(2)	notice of delisting of Common Stock from the New York Stock Exchange.

In exchange for the foregoing, and for other good and valuable consideration, Ranger agrees it shall reimburse CSL for any reasonable attorneys’ fees, costs, and expenses incurred by CSL in connection with its negotiation and execution of this Lock-Up Agreement.

Each party further agrees that, prior to any making any public filings or disclosures relating to this Lock-Up Agreement, unless prohibited by law or otherwise impractical under the circumstances, it will provide reasonable, advance notice of such filings or disclosures, including any draft or proposed filings or disclosures, to the other party’s management for its review and approval, which shall not be unreasonably withheld. The party making the public filing or disclosure agrees it shall incorporate any reasonable changes or additions to such draft filings or disclosures prior to publication or filing. Once a disclosure has been made, nothing prohibits a party from making a future disclosure substantially consistent with such prior disclosure.

CSL further agrees and consents to the entry of stop transfer instructions with Ranger’s transfer agent or any broker relating to transactions involving Ranger securities, and CSL agrees to exercise diligence and to fully cooperate with the placement and implementation of such stop transfer instructions.

CSL acknowledges and agrees that money damages might not be a sufficient remedy for any breach or threatened breach of this Lock-Up Agreement. Therefore, in addition to all other remedies available at law (which Ranger does not waive by the exercise of any rights hereunder), CSL shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any such breach or threatened breach, and CSL hereby waives any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such claim.

This Lock-Up Agreement shall be governed by and construed in accordance with the state of Texas without giving effect to any choice or conflict of law provision or rule (whether of the state of Texas or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the state of Texas. Any legal suit, action, or proceeding arising out of or related to this Lock-Up Agreement shall be instituted exclusively in the state or federal courts located in Houston, Texas, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding and waives any objection based on improper venue or forum non conveniens.

This Lock-Up Agreement constitutes the sole and entire agreement of the parties regarding the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter.

This Lock-Up Agreement may only be amended, modified, waived or supplemented by an agreement in writing signed by Charles S. Leykum and Ranger. If any term or provision of this Lock-Up Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Lock-Up Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. This Lock-Up Agreement is irrevocable and shall be binding upon the successors and assigns of CSL with respect to Ranger securities and any such successor or assign shall enter into a similar agreement for the benefit of Ranger. This Lock-Up Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

If CSL agrees to the foregoing, please sign in the space provided below to evidence your binding agreement to the terms of this Lock-Up Agreement. By signing below, you represent you have the authority to bind CSL to this Lock-Up Agreement.

Thank you,

/s/ Stuart Bodden
Stuart Bodden
On Behalf of Ranger Energy Services, Inc.

AGREED TO BY:

/s/ Charles S. Leykum
Charles S. Leykum
Individually and on behalf of CSL

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